Exhibit 99.1

Contact: Michael Sheehan (305) 539-6572

For Immediate Release

ROYAL CARIBBEAN CRUISES LTD. ANNOUNCES

END TO FUEL SUPPLEMENT

MIAMI – October 24, 2008 – Royal Caribbean Cruises Ltd. today announced that the company’s fuel supplement will no longer apply to new Royal Caribbean International, Celebrity Cruises and Azamara Cruises bookings made on or after November 10, 2008, anywhere in the world, for sailings that depart on or after January 1, 2010.

This decision takes into consideration the recent reductions in global fuel prices. The company has also established specific guidelines that will determine whether fuel supplement refunds will be provided for sailings that begin in 2009 and later, which were booked prior to November 10, 2008, if fuel prices remain below a specific price threshold.

For 2009 sailings and 2010 sailings booked before November 10, 2008, the company will determine on a quarterly basis whether fuel supplements will be refunded. Refunds, in the form of an onboard credit, will be provided if the closing price of West Texas Intermediate fuel is $65 or less, at the closing time of the New York Mercantile Exchange, two weeks prior to the beginning of the upcoming calendar quarter. When those conditions are met, an onboard credit will be provided to all guests on sailings that begin during the upcoming calendar quarter.

The dates on which the price of West Texas Intermediate fuel will be measured, and the quarters during which refunds could apply are:

Fuel Price Determination Date	Quarter of Possible Fuel Supplement Refunds
December 18, 2008	First quarter 2009
March 18, 2009	Second quarter 2009
June 17, 2009	Third quarter 2009
September 17, 2009	Fourth quarter 2009
December 18, 2009	First quarter 2010
March 18, 2010	Second quarter 2010
June 17, 2010	Third quarter 2010
September 17, 2010	Fourth quarter 2010

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ROYAL CARIBBEAN CRUISES LTD. ANNOUNCES

END TO FUEL SUPPLEMENT	2-2-2-2

The company will continue to closely monitor the movement of global fuel prices and recognize that an upturn in those prices could necessitate the reinstatement of a fuel supplement.

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Cruises and CDF Croisieres de France. The company has a combined total of 38 ships in service and six under construction. It also offers unique land-tour vacations in Alaska, Asia, Australia, New Zealand, Canada, Europe and South America. Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.es, www.azamaracruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.

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